Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated November 12, 2007

Relating to Preliminary Prospectus Supplement dated November 5, 2007

Registration Statement No. 333-147139

Rockwood Holdings, Inc.

10,000,000 Shares of Common Stock

The following information supplements the Preliminary Prospectus Supplement, dated November 5, 2007, filed pursuant to Rule 424 (b) promulgated under the Securities Act, Registration Statement No. 333-147139.

Issuer:	Rockwood Holdings, Inc. (the “Company”).

Symbol:	NYSE/ROC

Common Stock offered by the Selling Stockholders:	10,000,000 shares of common stock.

Over-allotment option:	1,500,000 shares of common stock; option to purchase additional shares of common stock from the selling stockholders.

Price to public:	$34.00 per share.

Public offering price (total):	$340,000,000

Trade date:	November 12, 2007.

Closing date:	November 16, 2007.

CUSIP:	774-415-103

Underwriters:

Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., KKR Capital Markets LLC, UBS Securities LLC, Lehman Brothers Inc., Deutsche Bank Securities Inc. and First Analysis Securities Corporation are purchasing 10,000,000 shares of the Company’s common stock from the selling stockholders.

Other information:

On November 12, 2007 from 3:45 p.m. (New York City time) until the market close, Credit Suisse Securities (USA) LLC purchased, on behalf of the syndicate, 30,600 shares of the Company’s common stock at an average price of $34.00 per share in compliance with Rule 104 of Regulation M.

The underwriters have agreed to rebate to the selling stockholders $200,000 ($230,000 in the event the over-allotment option is exercised in full).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.